Exhibit 99.1
CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF DOTDASH MEREDITH, INC.

Report of Independent Auditors
To the Shareholder and the Board of Directors of IAC Inc.
Opinion
We have audited the consolidated and combined financial statements of Dotdash Meredith, Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated and combined statements of operations, comprehensive operations, shareholder's and parent's equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP
New York, New York
February 29, 2024

Index
Consolidated and Combined Financial Statements
DOTDASH MEREDITH, INC.
CONSOLIDATED BALANCE SHEET

	December 31,
	2023	2022
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$261,580	$123,866
Accounts receivable, net	374,571	367,512
Other current assets	120,671	166,470
Total current assets	756,822	657,848

Leasehold improvements, equipment, land, buildings and capitalized software, net	141,668	209,818
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	615,505	895,242
Other non-current assets	329,867	430,657
TOTAL ASSETS	$3,343,735	$3,693,438

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	36,889	48,702
Deferred revenue	17,603	26,709
Accrued expenses and other current liabilities	360,404	426,184
Total current liabilities	444,896	531,595

Long-term debt, net	1,497,107	1,524,475
Deferred income taxes	—	77,596
Other long-term liabilities	407,612	484,226

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,644,956	1,518,722
Accumulated deficit	(638,295)	(430,914)
Accumulated other comprehensive loss	(12,541)	(12,262)
Total shareholder's equity	994,120	1,075,546
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,343,735	$3,693,438
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Revenue	$1,694,893	$1,934,699	$456,273
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	657,831	836,649	144,771
Selling and marketing expense	453,290	578,032	108,462
General and administrative expense	256,552	261,937	125,729
Product development expense	127,964	127,075	50,523
Depreciation	70,257	41,385	5,696
Amortization of intangibles	279,737	277,712	18,850
Total operating costs and expenses	1,845,631	2,122,790	454,031
Operating (loss) income	(150,738)	(188,091)	2,242
Interest expense	(137,495)	(90,058)	(5,783)
Other income (expense), net	10,010	(206,341)	(17,507)
Loss before income taxes	(278,223)	(484,490)	(21,048)
Income tax benefit (provision)	70,842	116,941	(3,056)
Net loss	$(207,381)	$(367,549)	$(24,104)

Stock-based compensation expense by function:
Cost of revenue	$1,492	$—	$51
Selling and marketing expense	1,773	1,374	414
General and administrative expense	17,028	15,114	3,228
Product development expense	3,208	5,267	1,297
Total stock-based compensation expense	$23,501	$21,755	$4,990
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Net loss	$(207,381)	$(367,549)	$(24,104)
Other comprehensive income (loss), net of income taxes:
Change in foreign currency translation adjustment	417	(13,914)	1,137
Change in net unrealized losses on interest rate swaps	(696)	—	—
Total other comprehensive (loss) income, net of income taxes	(279)	(13,914)	1,137
Comprehensive loss	$(207,660)	$(381,463)	$(22,967)
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF SHAREHOLDER'S AND PARENT'S EQUITY
Years Ended December 31, 2023, 2022 and 2021

	Common Stock, $0.01 par value		Additional Paid-in Capital	Accumulated Deficit	Invested Capital	Accumulated Other Comprehensive Income (Loss)	Total Parent's / Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2020	$—	—	$—	$—	$172,239	$515	$172,754
Net (loss) earnings	—	—	—	(63,365)	39,261	—	(24,104)
Other comprehensive income	—	—	—	—	—	1,137	1,137
Stock-based compensation expense	—	—	1,437	—	3,553	—	4,990
Increase in Parent's investment in Dotdash	—	—	—	—	1,296,232	—	1,296,232
Recapitalization of Dotdash Meredith	—	1,000	1,511,285	—	(1,511,285)	—	—
Settlement of equity awards, net of withholding taxes	—	—	(9,870)	—	—	—	(9,870)
Adjustment to the capitalization of tax accounts as a result of the acquisition of Meredith	—	—	(8,676)	—	—	—	(8,676)
Balance at December 31, 2021	$—	1,000	$1,494,176	$(63,365)	$—	$1,652	$1,432,463
Net loss	—	—	—	(367,549)	—	—	(367,549)
Other comprehensive loss	—	—	—	—	—	(13,914)	(13,914)
Stock-based compensation expense	—	—	21,755	—	—	—	21,755
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,582)	—	—	—	(2,582)
Adjustment pursuant to the tax sharing agreement	—	—	5,373	—	—	—	5,373
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$—	$(12,262)	$1,075,546
Net loss	—	—	—	(207,381)		—	(207,381)
Other comprehensive loss	—	—	—	—	—	(279)	(279)
Stock-based compensation expense	—	—	23,501	—		—	23,501
Contributions from IAC	—	—	510,000	—	—	—	510,000
Distributions to IAC	—	—	(405,000)	—	—	—	(405,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,267)	—	—	—	(2,267)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$—	$(12,541)	$994,120
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Cash flows from operating activities:
Net loss	$(207,381)	$(367,549)	$(24,104)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangibles	279,737	277,712	18,850
Non-cash lease expense (including right-of-use asset impairments)	82,012	51,175	5,817
Depreciation	70,257	41,385	5,696
Stock-based compensation expense	23,501	21,755	4,990
Provision for credit losses	5,075	7,759	1,124
Pension and postretirement benefit expense	76	209,991	18,212
Deferred income taxes	(93,206)	(150,485)	2,368
Interest income on notes receivable- IAC Group, LLC	—	—	(519)
Other adjustments, net	1,818	5,293	2,266
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(12,396)	39,419	(11,882)
Other assets	23,054	(8,413)	(33,576)
Operating lease liabilities	(47,665)	(39,636)	(5,899)
Accounts payable and other liabilities	(93,833)	(218,993)	26,120
Income taxes payable and receivable	(11,714)	27,941	(5,774)
Deferred revenue	(5,377)	(2,165)	(948)
Net cash provided by (used in) operating activities	13,958	(104,811)	2,741
Cash flows from investing activities:
Capital expenditures	(10,370)	(12,885)	(4,823)
Net proceeds from the sales of assets	30,370	254	—
Collection of note receivable	13,998	19,497	—
Proceeds from life insurance claims	10,051	3,895	—
Proceeds from the sale of a business	2,212	25,618	—
Decrease in note receivable—IAC Group, LLC	—	—	48,578
Acquisitions, net of cash acquired	—	—	(2,674,029)
Asset purchases	—	—	(1,587)
Net cash provided by (used in) investing activities	46,261	36,379	(2,631,861)
Cash flows from financing activities:
Contributions from IAC	510,000	—	—
Distributions to IAC	(405,000)	—	—
Principal payments on Term Loans	(30,000)	(30,000)	—
Refund pursuant to the tax sharing agreement	5,373	—	—
Reimbursement to IAC for the exercise of stock appreciation rights by Dotdash Meredith employees	(2,265)	(2,582)	—
Withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	(4)	—	(9,870)
Debt issuance costs	—	(785)	(18,551)
Proceeds from issuance of Term Loans	—	—	1,600,000
Transfers from IAC	—	—	1,291,774
Other, net	(579)	—	—
Net cash provided by (used in) financing activities	77,525	(33,367)	2,863,353
Effect of exchange rate changes on cash and cash equivalents and restricted cash	448	(2,314)	(230)
Net increase (decrease) in cash and cash equivalents and restricted cash	138,192	(104,113)	234,003
Cash and cash equivalents and restricted cash at beginning of period	130,507	234,620	617
Cash and cash equivalents and restricted cash at end of period	$268,699	$130,507	$234,620
The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION
Acquisition of Meredith
On December 1, 2021, Dotdash Media Inc. (referred to herein as "Dotdash"), a wholly-owned subsidiary of IAC Inc. (referred to herein as "IAC"), completed the acquisition of Meredith Holdings Corporation ("Meredith"), the former subsidiary of Meredith Corporation comprising its digital and magazine businesses, and its corporate operations. The parent of the combined entity is Dotdash Meredith, Inc. ("Dotdash Meredith"). See “Note 4—Business Combination” for a description of the acquisition of Meredith.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith to help them make decisions, take action and find inspiration. Dotdash Meredith's over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living. Dotdash Meredith is a wholly-owned subsidiary of IAC.
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith and its subsidiaries (unless the context requires otherwise).
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Combination
The Company prepares its consolidated and combined financial statements (collectively referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP").
The Company's financial statements have been prepared on a consolidated basis beginning December 1, 2021 and on a combined basis for periods prior thereto. The difference in presentation is due to the final steps of the legal reorganization of the entities that comprise Dotdash not having been completed until December 1, 2021. The preparation of the financial statements on a combined basis for periods prior to December 1, 2021 allows for the financial statements to be presented on a consistent basis for all periods presented.
The historical combined financial statements of the Company have been prepared on a standalone basis and are derived from the historical accounting records of the Company and IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses comprising the Company since their respective dates of acquisition by the Company and the allocation to the Company of certain IAC corporate expenses relating to the Company based on the historical accounting records of IAC through December 1, 2021. The allocation of certain IAC corporate expenses is reflected in the statement of parent's equity within "Invested capital." The financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the statement of cash flows.
All intercompany transactions and balances between and among the entities comprising the Company have been eliminated. All intercompany transactions between (i) the Company and (ii) IAC and its subsidiaries (other than the entities comprising the Company), other than cash sweeps to IAC Group, LLC, for periods prior to the acquisition of Meredith, which are evidenced by notes, were considered to be settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions for periods prior to the acquisition of Meredith is reflected in the statement of cash flows as a financing activity and in the statement of parent's equity as "Invested capital." Cash sweeps to IAC Group, LLC that were evidenced by notes are reflected in the statement of cash flows as investing activities.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

In management's opinion, the assumptions underlying the historical financial statements of the Company, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that the Company would have incurred as an independent, stand-alone company for the periods presented.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, buildings and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
Interest Rate Swaps
In March 2023, the Company entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of the Term Loan B from a variable rate to a fixed rate to manage interest rate risk exposure beginning on April 3, 2023. The Company designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B. See "Note 7—Long-term Debt" for additional information.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 9—Segment Information."

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Transaction Price
The objective of determining the transaction price is to estimate the amount of consideration the Company is due in exchange for its services or goods, including amounts that are variable. Contracts may include sales incentives, such as volume discounts or rebates, which are accounted for as variable consideration when estimating the transaction price. The Company also maintains a liability for potential future refunds and customer credits, which is recorded as a reduction of revenue. All estimates of variable consideration are based upon historical experience and customer trends. The Company determines the total transaction price, including an estimate of any variable consideration, at contract inception and reassesses this estimate each reporting period.
The Company excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, such tax amounts are not included as a component of revenue or cost of revenue.
Arrangements with Multiple Performance Obligations
The Company’s contracts with customers may include multiple performance obligations. For such arrangements, the Company allocates revenue to each performance obligation based on its relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers, which are directly observable, or an estimate if not directly observable.
Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Costs to Obtain a Contract with a Customer
The Company uses third-party agents to obtain certain subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these commissions do not qualify for capitalization because there is no contract with a customer until a copy is prepared for shipment, at which point these costs are expensed. The Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in "Selling and marketing expense" in the statement of operations.
Revenue Recognition Policies
Dotdash Meredith revenue consists of digital and print revenue. Digital revenue consists principally of advertising, performance marketing and licensing and other revenue. Print revenue consists principally of subscription, advertising, project and other, newsstand and performance marketing revenue.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Digital
Advertising
Advertising revenue is generated primarily through digital advertisements sold by the Company's sales team directly to advertisers or through advertising agencies and programmatic advertising networks. Performance obligations consist of delivering advertisements with a promised number of actions related to the advertisements, such as impressions or clicks, displaying advertisements for an agreed upon amount of time or providing available advertising space. The price is determined by an agreed-upon pricing model such as CPM (cost-per-1,000 impressions), CPC (cost-per-click) or flat fees.
The Company recognizes revenue over time as performance obligations are satisfied. Revenue is recognized using an output method based on actions delivered or time elapsed depending on the nature of the performance obligation. The Company considers the right to receive consideration from a customer to correspond directly with the value to the customer of our performance completed to date. The customer is invoiced in the month following the month that the advertisements are delivered.
Performance Marketing
Performance marketing revenue includes commissions generated through affiliate commerce, affinity marketing and performance marketing channels. Affiliate commerce and performance marketing commission revenue is generated when the Company's brands refer consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing and affiliate commerce partners are invoiced monthly.
Affinity marketing programs are arrangements where the Company acts as an agent for both the Company and third-party publishers to market and place magazine subscriptions online. Commissions are earned when a subscriber name has been provided to the publisher. The Company net settles with the third-party publishers monthly.
Licensing and Other Revenue
Licensing revenue includes symbolic licenses, which include direct-to-retail product partnerships based on the Company's brands, and functional licenses, which consist of certain content licensing agreements. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Minimum guarantees, if applicable, are generally recognized as revenue over the term of the applicable contract.
Revenue from functional licenses is recognized as the Company's content is delivered or access to the content is granted. Revenue from functional licenses is recognized at a point-in-time when access to the completed content is granted to the partner.
Print
Subscription Revenue
Subscription revenue relates to the sale of the Company's magazines. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Most of the Company’s subscription sales are prepaid at the time of order and may be canceled at any time for a refund of the pro rata portion of the initial subscription. Accordingly, amounts received from prepaid subscriptions are recorded as a customer deposit liability rather than as deferred revenue. The delivery of each issue is determined to be a distinct performance obligation that is satisfied; revenue is recognized when the publication is sent to the customer.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Advertising
Advertising revenue relates to the sale of advertising in magazines directly to advertisers or through advertising agencies. Revenue is recognized on the magazine issue's on-sale date, which is the date the magazine is published. The customer is invoiced, net of agency commissions, once the advertisements are published under normal industry trade terms.
Project and Other Revenue
Project and other revenue relates to other revenue streams that are primarily project based and may relate to any one or combination of the following activities: audience targeted advertising, custom publishing, content strategy and development, email marketing, social media, database marketing and search engine optimization. Depending on the contractual arrangement, revenue is recognized either as the purchased advertising is run on third-party platforms, or over the contractual period as the products do not have an alternate use to the Company or its other clients. Payment terms vary based on the nature of the contract.
Newsstand Revenue
Newsstand revenue is related to single copy magazines or bundles of single copy magazines sold to wholesalers for resale on newsstands. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue's on-sale date as the date aligns most closely with the date that control is transferred to the customer. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. Generally, the previously estimated revenue is adjusted based upon the final sales, which occur when the final amounts are settled under normal industry terms.
Performance Marketing
Performance marketing revenue principally consists of affinity marketing revenue through which the Company places magazine subscriptions for third-party publishers. Commissions are earned when a subscriber name has been provided to the publisher and any free trial period is completed. The Company net settles with these third-parties monthly.
Accounts Receivable, Net of the Allowance for Credit Losses
Accounts receivable include amounts billed and currently due from customers. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers' ability to pay that is available.
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the expected completion of its performance obligation is one year or less. The deferred revenue balances were $17.6 million and $26.7 million at December 31, 2023 and 2022, respectively, and were all current, except for less than $0.1 million in both periods that was non-current. During the year ended December 31, 2023, the Company recognized $26.5 million of revenue that was included in the deferred revenue balance at December 31, 2022. The current and non-current deferred revenue balances were $23.4 million and $0.1 million, respectively, at December 31, 2021. During the year ended December 31, 2022, the Company recognized $15.6 million of revenue that was included in the deferred revenue balance at December 31, 2021. In addition to the revenue recognized, $6.0 million of the December 31, 2021 deferred revenue balance was reclassified to other balance sheet accounts, and $1.1 million related to a business that was sold in 2022. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Cash and Cash Equivalents
Cash and cash equivalents include cash and short-term investments, with maturities of less than 91 days from the date of purchase. Domestically, cash equivalents primarily consist of AAA rated government money market funds. Internationally, cash equivalents primarily consist of short-term time deposits.
Certain Risks and Concentrations
Credit Risk
The Company has counterparty credit risk exposure to the private limited life insurance company, which issued the annuity contracts held by the IPC Pension Scheme ("IPC Plan"), as well as certain financial institutions that are counterparties to the interest rate swaps. In addition, cash and cash equivalents are maintained with financial institutions and are in excess of any applicable third-party insurance limits, such as the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation.
Interest Rate Risk
At December 31, 2023, the principal amount of the Company's outstanding debt totals $1.5 billion, which bears interest at a variable rate. In March 2023, the Company entered into interest rate swaps on the Term Loan B for a total notional amount of $350 million. See “Interest Rate Swaps” above for additional information. During the year ended December 31, 2023, adjusted term secured overnight financing rate ("Adjusted Term SOFR") increased an average of approximately 133 basis points relative to December 31, 2022. As a result of the increase in the Adjusted Term SOFR during the year ended December 31, 2023, the interest expense, net of $3.7 million realized gains related to the $350 million in notional amount of interest rate swaps, was $13.1 million higher as compared to what interest expense would have been if the Adjusted Term SOFR had been unchanged during 2023. At December 31, 2023, the outstanding balance of $1.2 billion related to the Term Loan B bore interest at Adjusted SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.44%, and the outstanding balance of $315 million related to the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 7.69%. If Adjusted Term SOFR were to increase or decrease by 100 basis points, the annual interest expense on the Term Loan A and Term Loan B, net of the impact related to the $350 million in notional amount of interest rate swaps, would increase or decrease by $11.9 million.
Other Risks
The Company is subject to certain risks and concentrations including dependence on third-party technology providers and exposure to risks associated with online commerce security.
Inventories
Inventories consist mainly of paper stock, editorial content, books and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.
Leasehold Improvements, Equipment, Land, Buildings and Capitalized Software
Leasehold improvements, equipment, land, buildings and capitalized software, net are recorded at cost or at fair value to the extent acquired in a business combination. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included in "Depreciation" in the statement of operations, and depreciation are computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Asset Category	Estimated Useful Lives
Buildings and leasehold improvements	3 to 30 Years
Capitalized software and computer equipment	2 to 3 Years
Furniture and other equipment	3 to 10 Years
The Company capitalizes certain internal use software costs including external direct costs utilized in developing or obtaining the software and compensation for personnel directly associated with the development of the software. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. The net book value of capitalized internal use software is $10.1 million and $18.5 million at December 31, 2023 and 2022, respectively.
Business Combination
The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, including identifiable intangible assets that either arise from a contractual or legal right or are separable from goodwill. The Company usually obtains the assistance of outside valuation experts to assist in the allocation of purchase price to the identifiable intangible assets acquired. While outside valuation experts may be used, management has ultimate responsibility for the valuation methods, models and inputs used and the resulting purchase price allocation. The excess purchase price over the value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit(s) that is expected to benefit from the business combination as of the acquisition date. The acquisition of Meredith closed on December 1, 2021 and the allocation of purchase price to the assets acquired and liabilities assumed, the determination of the reporting units and the allocation of goodwill to the reporting units were finalized during the fourth quarter of 2022. See "Note 4—Business Combination" for additional information.
Goodwill and Indefinite-Lived Intangible Assets
The Company has two operating segments, which also comprise the Company’s reporting units, Digital and Print. Goodwill is tested for impairment at the reporting unit level. All of the goodwill arising from the Company’s acquisition of Meredith was allocated to Digital. See "Note 9—Segment Information" for additional information regarding the Company's method of determining operating and reportable segments.
The Company assesses goodwill and indefinite-lived intangible assets, which are certain trade names and trademarks, for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or the fair value of an indefinite-lived intangible asset below its carrying value.
When the Company elects to perform a qualitative assessment and concludes it is not more likely than not that the fair value of the reporting unit is less than its carrying value, no further assessment of that reporting unit's goodwill is necessary; otherwise, a quantitative assessment is performed and the fair value of the reporting unit is determined. If the carrying value of the reporting unit exceeds its estimated fair value, a goodwill impairment equal to the excess is recorded.
For the Company's annual goodwill test at October 1, 2023, the Company quantitatively tested the Digital reporting unit. The Company’s quantitative test resulted in no impairment.
The fair value of the Digital reporting unit is determined using both an income approach based on discounted cash flows ("DCF") and a market approach when it tests goodwill for impairment, either on an interim basis or annual basis as of October 1 each year. The Company uses the same approach in determining the fair value of its business in connection with its stock-based compensation plan, which can be a significant factor in the decision to apply the qualitative assessment rather than a quantitative test. Determining fair value using a DCF analysis requires the exercise of significant judgment with respect to several items, including the amount and timing of expected future cash flows and appropriate discount rates. The expected cash flows used in the DCF analyses are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the DCF analyses, including the discount rate, are assessed based on each reporting unit's current results and forecasted future performance, as well as macroeconomic and industry specific factors. The discount rate used in the quantitative test for 2023 for determining

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

the fair value of the Company's Digital reporting unit was 15.5%, and was intended to reflect the risks inherent in the expected future cash flows of the reporting unit. Determining fair value using a market approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the fair value of a reporting unit. To determine a peer group of companies for our respective reporting units, we considered companies relevant in terms of consumer use, monetization model, margin and growth characteristics and brand strength operating in their respective sectors.
While the Company has the option to qualitatively assess whether it is more likely than not that the fair values of its indefinite-lived intangible assets are less than their carrying values, the Company's policy is to determine the fair value of each of its indefinite-lived intangible assets annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. The Company determines the fair value of indefinite-lived intangible assets using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the expected future cash flows generated by the respective intangible assets. The royalty rates used in the DCF analyses are based upon an estimate of the royalty rates that a market participant would pay to license the Company's trade names and trademarks. The future cash flows are based on the Company's most recent forecast and budget and, for years beyond the budget, the Company's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rates used in the Company's annual indefinite-lived impairment assessment ranged from 15.5% to 16% in 2023 and was 16.5% in 2022, and the royalty rates used ranged from 5% to 8% in 2023 and 3.5% to 8% in 2022.
During the third quarter of 2023, the Company determined that a projected reduction in future revenue related to a certain indefinite-lived trade name intangible asset in the Digital segment was an indicator of possible impairment. Following the identification of the indicator, the Company updated its calculation of the fair value of the indefinite-lived intangible asset and recorded an impairment of $7.6 million. The discount rate used to value the trade name was 16% and the royalty rate was 8%. A quantitative assessment of this indefinite-lived trade name intangible asset was prepared as of October 1, 2023; this test resulted in no additional impairment as its carrying value approximates its fair value.
The October 1, 2023 annual quantitative assessment of indefinite-lived intangible assets identified an impairment of $79.9 million related to certain other indefinite-lived trade name intangible assets in the Digital segment. The discount rate used to value these trade names was 15.5% and the royalty rate was 6%.
If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, an impairment equal to the excess is recorded. The aggregate carrying value of indefinite-lived intangible assets for which the excess of fair value over carrying value is less than 20% is $300.8 million.
Impairment charges recorded on indefinite-lived intangible assets are included in "Amortization of intangibles" in the statement of operations.
The October 1, 2023, 2022 and 2021 annual assessments of goodwill and indefinite-lived intangible assets did not identify any further impairments.
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value.
During the first quarter of 2023, the Company recorded impairment charges of $70.0 million related to certain unoccupied leased office space due to the continued decline in the commercial real estate market consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

During the third quarter of 2022, the Company recorded impairment charges of $21.3 million related to the consolidation of certain leased spaces following the Meredith acquisition, consisting of impairments of $14.3 million and $7.0 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively. See "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.
The impairment charges related to ROU assets are included in "General and administrative expense" and the impairment charges related to leasehold improvements, furniture and equipment are included in "Depreciation" in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a DCF approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Fair Value Measurements
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.
Assets measured at fair value on a nonrecurring basis

The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, buildings and capitalized software are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs. Refer to "Goodwill and Indefinite-Lived Intangible Assets" and "Long-Lived Assets" above for a description of impairment charges.
Note Receivable
In connection with the acquisition of Meredith, the Company acquired a non-interest-bearing note receivable, which requires annual payments through June 2024. Interest was imputed on the note utilizing an interest rate reflecting the borrower’s specific credit risk. At December 31, 2023 the outstanding gross principal balance on the note was $8.9 million, which is classified as current. At December 31, 2022 the outstanding gross principal balance on the note was $22.9 million, of which $14.7 million was classified as current and was paid in June 2023. The current and non-current amounts, including imputed interest, are included in "Other current assets" and "Other non-current assets" in the balance sheet, respectively.
Advertising Costs
Advertising costs are expensed in the period incurred (when the advertisement first runs for production costs that are initially capitalized) and primarily represent online marketing, including fees paid to search engines and social media sites, and direct-mail costs for magazine subscription acquisition efforts. Advertising expense was $122.8 million, $129.0 million and $24.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Legal Costs
Legal costs, other than certain costs incurred to obtain financing, are expensed as incurred.
Original Issue Discount, Debt Issuance Costs and Deferred Financing Costs
Costs incurred to obtain financing are deferred and amortized to "Interest expense" in the statement of operations over the related financing period using the effective interest method. The Company records debt issuance costs as a direct reduction of the carrying value of the related debt. Financing costs related to the undrawn revolving credit facility are included in "Other non-current assets" in the balance sheet.
Income Taxes
Dotdash Meredith is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected in "Cash flows from operating activities" in the statement of cash flows.
The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, for uncertain tax positions as a component of income tax expense. The Company elects to recognize the tax on Global Intangible Low-Taxed Income as a period expense in the period the tax is incurred.
The Company evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when the Company concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when the Company subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.
Pensions and Postretirement Benefits
In connection with the acquisition of Meredith, the Company assumed the obligations under its pension plans. Pension benefits for the domestic plans are generally based on formulas that reflect pay credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings. The domestic plans are frozen with respect to new participants and the qualified plan was terminated effective December 31, 2022, and therefore, has no service costs. There are no active participants in the international plans, so there are no service costs.
The Company utilizes a mark-to-market approach to account for pension and postretirement benefits. Under this approach, the Company recognizes changes in the fair value of plan assets and actuarial gains or losses in the fourth quarter of each fiscal year or whenever a plan is required to be remeasured. Events requiring a plan remeasurement are recognized in the quarter in which the remeasurement event occurs. The remaining components of pension and other postretirement plan net periodic benefit cost (credit) are recorded on a quarterly basis.
The discount rates utilized for the domestic plans and unqualified (unfunded) United Kingdom ("U.K.") plan were based on the investment yields of high-quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date. The discount rate for the IPC Plan is an effective insurance settlement rate, using the estimated discount rates inherent in the annuity contracts at each measurement date. The annuity contracts are further described in "Note 12—Pension and Postretirement Benefit Plans,"

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The Company does not expect future contributions to be made into these plans as a result of the annuity contract entered into with a private limited life insurance company related to the IPC Plan and the determination to freeze and terminate the qualified domestic pension plan. The Company's non-qualified plans are funded as payments, which can include the purchase of annuity contracts, are made. In addition, the Company provides health care and life insurance benefits for certain employees upon their retirement, the expected costs of which are accrued over the periods that the employees render services and are funded as claims are paid. See "Note 12—Pension and Postretirement Benefit Plans" for additional information.
Foreign Currency Translation and Transaction Gains and Losses
The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are consolidated using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in "Accumulated other comprehensive loss" as a component of shareholder's and parent's equity. Transaction gains and losses resulting from assets and liabilities denominated in a currency other than the functional currency are included in the statement of operations as a component of "Other income (expense), net."
Stock-Based Compensation
Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 11—Stock-Based Compensation" for a discussion of the Company's stock-based compensation plans.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
There were no recently issued accounting pronouncements adopted by the Company during the year ended December 31, 2023.
Recent Accounting Pronouncements Not Yet Adopted by the Company
ASU 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures
In November 2023, the FASB issued Accounting Standards Update ("ASU") No. 2023-07, which is intended to provide users of financial statements with more decision-useful information about reportable segments of a public business entity, primarily through enhanced disclosures of significant segment expenses. This ASU requires annual and interim disclosures of significant expenses that are regularly provided to the chief operating decision maker ("CODM") and included within each reported measure of segment profit or loss and an amount and description of its composition of other segment items. The provisions of this ASU also require entities to include all annual disclosures required by Topic 280 in the interim periods and permits entities to include multiple measures of a segment's profit or loss if such measures are used by the CODM to assess segment performance and determine allocation of resources, provided that at least one of those measures is determined in a way that is consistent with the measurement principles under GAAP. The amendments in ASU 2023-07 apply retrospectively and is effective for fiscal years beginning after December 15, 2023 and interim periods after December 15, 2024. Early adoption is permitted. The Company does not plan to early adopt and is currently assessing the impact of adopting the updated guidance on the financial statements.
ASU 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance's annual requirements are effective for the Company beginning with the December 31, 2025 reporting period. Early adoption is permitted and prospective disclosure should be applied, however, retrospective disclosure is permitted. The Company is currently assessing the pronouncement and its impact on its income tax disclosures, but it does not impact the Company's results of operations, financial condition or cash flows.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Expense Classifications
The Company corrected the classification of certain expenses for cost of revenue, selling and marketing, general and administrative and product development for the year ended December 31, 2022. These adjustments have no impact to total operating costs and expenses or net loss. The Company assessed the materiality of the adjustments to be both quantitatively and qualitatively immaterial.
NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	December 31, 2023
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$228,448	$—	$—	$228,448
Time deposits	—	13,085	—	13,085
Total	$228,448	$13,085	$—	$241,533

Liabilities:
Interest rate swaps(a)	$—	$(907)	$—	$(907)
_______________________
(a) Interest rate swaps relate to the $350 million notional amount entered into to hedge the Company's Term Loan B and are included in "Other long-term liabilities" in the balance sheet. See "Note 2—Summary of Significant Accounting Policies" and "Note 7—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using DCF derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$43,000	$—	$—	$43,000
Time deposits	—	10,871	—	10,871
Total	$43,000	$10,871	$—	$53,871
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.5 billion and $1.4 billion at December 31, 2023 and December 31, 2022, respectively.

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 4—BUSINESS COMBINATION
On December 1, 2021, Dotdash acquired Meredith under the terms of an agreement (the "Merger Agreement") dated as of October 6, 2021, for a total purchase price of $2.7 billion, which includes cash consideration to settle all outstanding vested equity awards and deferred compensation. At the effective time of the merger, each outstanding share of common stock of Meredith (other than certain excluded shares) was converted into the right to receive $42.18 in cash. Pursuant to the Merger Agreement, Meredith equity awards were cancelled, and in exchange each holder received such holder’s portion of the merger consideration as set forth in the Merger Agreement, less the per share exercise price in the case of stock options. The acquisition was accounted for as a business combination under the acquisition method of accounting. The purchase accounting for the Meredith acquisition was completed during the fourth quarter of 2022.
Unaudited pro forma financial information
The unaudited pro forma financial information in the table below presents the results of the Company and Meredith, as if this acquisition had occurred on January 1, 2020. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had this acquisition occurred on January 1, 2020. For the year ended December 31, 2021, pro forma adjustments include an increase in amortization expense of $135.9 million, related to intangible asset adjustments in purchase accounting. To present transaction-related costs in the beginning of the earliest comparative period presented, pro forma adjustments include a reduction in transaction-related costs of $130.8 million for the year ended December 31, 2021.

Year Ended December 31,
2021
(In thousands)
Revenue	$2,355,980
Net earnings	$35,270
NOTE 5—GOODWILL AND INTANGIBLE ASSETS
Goodwill and intangible assets, net are as follows:

	December 31,
	2023	2022
	(In thousands)
Goodwill	$1,499,873	$1,499,873
Intangible assets with definite lives, net of accumulated amortization	308,701	500,942
Intangible assets with indefinite lives	306,804	394,300
Total goodwill and intangible assets, net	$2,115,378	$2,395,115
The following table presents the balance of goodwill, fully attributable to the digital segment, including the changes in the carrying value of goodwill.

	Years Ended December 31,
	2023	2022
	(In thousands)
Balance at January 1	$1,499,873	$1,567,641
Deductions	—	(67,768)
Balance at December 31	$1,499,873	$1,499,873

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Deductions for the year ended December 31, 2022 are primarily due to $51.6 million of adjustments to the fair values of certain assets acquired and liabilities assumed in the Meredith acquisition and $16.2 million related to the sale of a business.
The December 31, 2023 and 2022 goodwill balances reflect accumulated impairment losses of $198.3 million.
See “Note 2—Summary of Significant Accounting Policies” for further discussion of the Company’s assessments of impairment of goodwill and indefinite-lived intangible assets.
At December 31, 2023 and 2022, intangible assets with definite lives are as follows:

	December 31, 2023
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(154,819)	$142,181	5.0
Licensee relationships	171,000	(85,496)	85,504	4.9
Trade names	112,162	(48,767)	63,395	9.6
Digital content	104,939	(88,846)	16,093	2.9
Developed technology	66,200	(64,672)	1,528	2.1
Total	$751,301	$(442,600)	$308,701	5.1

	December 31, 2022
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life
	(In thousands)			(Years)
Advertiser relationships	$297,000	$(87,199)	$209,801	5.0
Licensee relationships	171,000	(45,152)	125,848	4.9
Trade names	112,162	(32,053)	80,109	9.6
Digital content	106,639	(61,407)	45,232	2.9
Developed technology	66,200	(47,885)	18,315	2.1
Subscriber relationships	61,200	(39,563)	21,637	1.9
Total	$814,201	$(313,259)	$500,942	4.9
The decreases in the gross carrying amount and accumulated amortization of intangible assets from December 31, 2022 were due primarily to the retirement of certain fully amortized subscriber relationships at Print of $61.2 million, as these assets are no longer in use.
At December 31, 2023, amortization of intangible assets with definite lives for each of the next five years and thereafter is estimated to be as follows:

Years Ending December 31,	(In thousands)
2024	$128,106
2025	80,495
2026	66,148
2027	12,477
2028	3,026
Thereafter	18,449
Total	$308,701

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 6—LEASES
The Company primarily leases office space used in connection with its operations under various operating leases, the majority of which contain escalation clauses.
ROU assets represent the Company’s right to use the underlying assets for the lease term and lease liabilities represent the present value of the Company’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are based on the present value of fixed lease payments over the lease term using the Company's incremental borrowing rate on the lease commencement date, the date of acquisition for any leases acquired in connection with a business combination or January 1, 2019, the date ASC Topic 842, Leases ("ASC 842") was adopted, for leases that commenced prior to that date. The Company combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain the Company will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less ("short-term leases") are not recorded on the balance sheet.
Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The following table presents the balances of ROU assets and lease liabilities within the balance sheet:

		December 31,
Leases	Balance Sheet Classification	2023	2022
		(In thousands)
Assets:
ROU assets	Other non-current assets	$246,480	$333,192

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$45,342	$45,578
Long-term lease liabilities	Other long-term liabilities	341,477	394,446
Total lease liabilities		$386,819	$440,024

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DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table presents the net lease expense within the statement of operations:

		Years Ended December 31,
Lease Expense	Statement of Operations Classification	2023	2022	2021
		(In thousands)
Fixed lease expense	Cost of revenue	$11	$244	$4
Fixed lease expense	Selling and marketing expense	2,115	2,534	187
Fixed lease expense	General and administrative expense	89,560	47,386	7,040
Fixed lease expense	Product development expense	—	67	59
Total fixed lease expense(a)		91,686	50,231	7,290
Variable lease expense	Selling and marketing expense	43	—	—
Variable lease expense	General and administrative expense	9,827	7,488	1,431
Variable lease expense	Product development expense	—	66	72
Total variable lease expense		9,870	7,554	1,503
Net lease expense		$101,556	$57,785	$8,793
_____________________
(a) Includes a $44.7 million lease impairment charge for the year ended December 31, 2023. Fixed lease expense also includes $10.3 million, $10.7 million and $2.3 million of sublease income and $0.6 million, $2.9 million and $0.3 million of short-term lease expense for the years ended December 31, 2023, 2022 and 2021, respectively. The 2023 lease impairment charge is related to certain unoccupied leased office space due to the continued decline in the commercial real estate market and is included in "General and administrative expense" in the statement of operations. During the year ended December 31, 2022, the Company also recorded $14.3 million of impairment charges related to the consolidation of certain leased spaces following the Meredith acquisition, which is included in "General and administrative expense" in the statement of operations as a restructuring charge. See "Note 2—Summary of Significant Accounting Policies" and "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information on impairment and restructuring charges, respectively.

Maturities of lease liabilities at December 31, 2023(b) are summarized below:

Years Ending December 31,	(In thousands)
2024	$62,726
2025	61,075
2026	57,698
2027	49,174
2028	51,280
Thereafter	187,672
Total	469,625
Less: Interest	82,806
Present value of lease liabilities	$386,819
________________
(b) At December 31, 2023, there were no legally binding minimum lease payments for leases signed but not yet commenced.
The following are the weighted average assumptions used for lease term and discount rate:

	December 31,
	2023	2022
Remaining lease term	8.1 years	8.9 years
Discount rate	4.81%	4.76%

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following is the supplemental cash flow information:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
ROU assets obtained in exchange for lease liabilities(c)	$408	$2,788	$416,700
Derecognition of ROU assets due to termination or modification	$(5,377)	$—	$—
Cash paid for amounts included in the measurement of lease liabilities	$67,688	$61,016	$9,454
_________________
(c) December 31, 2021 includes $416.6 million of ROU assets acquired related to Meredith as of the date of acquisition. The related lease liabilities acquired were $437.7 million.
In addition, purchase accounting adjustments related to the acquisition of Meredith were completed during the year ended December 31, 2022 and ROU assets were adjusted downward by $4.3 million and lease liabilities were adjusted upward by $7.1 million.
NOTE 7—LONG-TERM DEBT
Long-term debt consists of:

	December 31,
	2023	2022
	(In thousands)
Term Loan A due December 1, 2026	$315,000	$332,500
Term Loan B due December 1, 2028	1,225,000	1,237,500
Total long-term debt	1,540,000	1,570,000
Less: current portion of long-term debt	30,000	30,000
Less: original issue discount	4,470	5,310
Less: unamortized debt issuance costs	8,423	10,215
Total long-term debt, net	$1,497,107	$1,524,475
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with the Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The Term Loan A bears interest at Adjusted Term SOFR as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for the Term Loan A. The Term Loan B has a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. At December 31, 2023 and 2022, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 7.69% and 5.91%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.44% and 8.22%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
In March 2023, the Company entered into interest rate swaps on the Term Loan B for a total notional amount of $350 million with a maturity date of April 1, 2027. The interest rate swaps synthetically converted $350 million of the Term Loan B for the duration of the interest rate swaps from a variable rate to a fixed rate of approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps plus (ii) the adjustment to the secured overnight financing rate of 0.10% plus (iii) the base rate of 4.00%), beginning on April 3, 2023.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The interest rate swaps are expected to be highly effective. See "Note 8—Accumulated Other Comprehensive (Loss) Income" for the net unrealized gains before reclassifications in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the year ended December 31, 2023. At December 31, 2023, approximately $3.0 million is expected to be reclassified into interest expense within the next twelve months as realized gains. The related liability of $0.9 million is included in "Other long-term liabilities" in the balance sheet at December 31, 2023.
The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. The Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding $80.0 million as defined in the Credit Agreement. No such payment is currently expected related to the period ended December 31, 2023 and no such payment was required related to the period ended December 31, 2022.
There were no outstanding borrowings under the Revolving Facility at December 31, 2023 and 2022. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 basis points at both December 31, 2023 and 2022. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio, which permits netting of up to $250 million in cash and cash equivalents, as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Credit Agreement. This ratio was exceeded for both test periods ended December 31, 2023 and 2022. The Credit Agreement also permits IAC to, among other things, contribute cash to the Company, which will provide additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as further defined in the Credit Agreement. In connection with these capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of the Company. During the year ended December 31, 2023, IAC contributed $510.0 million to the Company and the Company subsequently distributed back to IAC $405.0 million during the year ended December 31, 2023 and $105.0 million in January 2024.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Long-term Debt Maturities:
Long-term debt maturities at December 31, 2023 are summarized in the table below:

Years Ending December 31,	(In thousands)
2024	$30,000
2025	47,500
2026	275,000
2027	12,500
2028	1,175,000
Total	1,540,000
Less: current portion of long-term debt	30,000
Less: unamortized original issue discount	4,470
Less: unamortized debt issuance costs	8,423
Total long-term debt, net	$1,497,107
NOTE 8—ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
The following tables present the components of accumulated other comprehensive (loss) income, net of income tax:

	December 31, 2023
	Foreign Currency Translation Adjustment	Unrealized Losses On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(12,262)	$—	$(12,262)
Other comprehensive income	417	2,958	3,375
Amounts reclassified to earnings	—	(3,654)	(3,654)
Current period other comprehensive income (loss)	417	(696)	(279)
Balance at December 31	$(11,845)	$(696)	$(12,541)

	December 31, 2022	December 31, 2021
	Foreign Currency Translation Adjustment
	(In thousands)
Balance at January 1	$1,652	$515
Current period other comprehensive (loss) income	(13,914)	1,137
Balance at December 31	$(12,262)	$1,652
At December 31, 2023, there was $0.2 million of deferred income tax benefit related to unrealized losses on interest rate swaps. At December 31, 2022 and 2021, there was no income tax benefit or provision on the accumulated other comprehensive (loss) income.
NOTE 9—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the CODM's view of the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table presents revenue by reportable segment:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Revenue:
Digital	$892,426	$931,482	$367,134
Print	823,456	1,026,128	92,002
Intersegment eliminations(a)	(20,989)	(22,911)	(2,863)
Total	$1,694,893	$1,934,699	$456,273
___________________
(a) Intersegment eliminations primarily relates to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Digital:
Advertising revenue	$560,786	$621,714	$236,660
Performance marketing revenue	231,087	198,441	116,195
Licensing and other revenue	100,553	111,327	14,279
Total Digital revenue	892,426	931,482	367,134
Print:
Subscription revenue	329,357	422,700	34,634
Advertising revenue	203,210	260,282	13,678
Project and other revenue	128,354	154,807	16,414
Newsstand revenue	117,316	132,855	19,183
Performance marketing revenue	45,219	55,484	8,093
Total Print revenue	823,456	1,026,128	92,002
Intersegment eliminations(a)	(20,989)	(22,911)	(2,863)
Total revenue	$1,694,893	$1,934,699	$456,273
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Revenue:
United States	$1,584,787	$1,816,548	$452,370
All other countries	110,106	118,151	3,903
Total	$1,694,893	$1,934,699	$456,273

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	December 31,
	2023	2022
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$387,340	$541,320
All other countries	808	1,690
Total	$388,148	$543,010
The following tables present operating (loss) income and Adjusted EBITDA by reportable segment:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Operating (loss) income:
Digital(b)	$(16,656)	$(66,629)	$69,046
Print(c)	(3,500)	(54,448)	(6,527)
Other(d)(e)(f)	(130,582)	(67,014)	(60,277)
Total	$(150,738)	$(188,091)	$2,242
__________________
(b) Digital operating loss for the year ended December 31, 2022 includes $39.2 million of restructuring charges, of which a $7.0 million impairment charge is presented in “Depreciation” in the statement of operations and, therefore, is excluded from Adjusted EBITDA. Restructuring charges included in Adjusted EBITDA are $32.2 million for the year ended December 31, 2022. Operating (loss) income for the years ended December 31, 2022 and 2021 includes transaction-related expenses in connection with the acquisition of Meredith of $1.1 million and $25.2 million, respectively. See "Note 2 - Summary of Significant Accounting Policies" and "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information on impairment and restructuring charges, respectively.

(c) Print operating loss for the year ended December 31, 2022 includes $33.4 million of restructuring charges and $1.4 million of transaction-related expenses in connection with the acquisition of Meredith. See "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

(d) Other comprises unallocated corporate expenses.
(e) Other operating loss for the year ended December 31, 2023 includes impairment charges of $70.0 million related to unoccupied leased office space and the write-off of certain leasehold improvements and furniture and equipment of $4.2 million, of which $29.6 million is presented in "Depreciation" in the statement of operations and, therefore, is excluded from Adjusted EBITDA. Impairment charges included in Adjusted EBITDA are $44.7 million for the year ended December 31, 2023. See "Note 2 - Summary of Significant Accounting Policies" for additional information on the impairment charges.

(f) Other operating loss for the years ended December 31, 2022 and 2021 includes transaction-related expenses in connection with the acquisition of Meredith of $4.7 million and $53.3 million, respectively, and includes $7.6 million of restructuring charges for the year ended December 31, 2022. See "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Adjusted EBITDA(g):
Digital(b)	$242,969	$186,696	$89,327
Print(c)	64,226	31,135	2,639
Other(d)(e)(f)	(84,438)	(65,682)	(60,196)
Total	$222,757	$152,149	$31,770
_________________
(g) The Company's primary financial measure and GAAP segment measure is Adjusted EBITDA, which is defined as operating income: excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

We consider operating (loss) income to be the financial measure calculated and presented in accordance with GAAP that is most directly comparable to our segment reporting performance measure, Adjusted EBITDA. The following tables reconcile operating (loss) income for the Company's reportable segments and net loss to Adjusted EBITDA:

	Year Ended December 31, 2023
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(g)
	(In thousands)
Digital	$(16,656)	$8,159	$24,772	$226,694	$242,969
Print	(3,500)	1,381	13,302	53,043	64,226
Other(d)(e)	(130,582)	13,961	32,183	—	(84,438)
Total	(150,738)	$23,501	$70,257	$279,737	$222,757
Interest expense	(137,495)
Other income, net	10,010
Loss before income taxes	(278,223)
Income tax benefit	70,842
Net loss	$(207,381)

	Year Ended December 31, 2022
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Arrangements	Adjusted EBITDA(g)
	(In thousands)
Digital(b)	$(66,629)	$20,596	$27,569	$205,772	$(612)	$186,696
Print(c)	(54,448)	1,023	12,620	71,940	—	31,135
Other(d)(f)	(67,014)	136	1,196	—	—	(65,682)
Total	(188,091)	$21,755	$41,385	$277,712	$(612)	$152,149
Interest expense	(90,058)
Other expense, net	(206,341)
Loss before income taxes	(484,490)
Income tax benefit	116,941
Net loss	$(367,549)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2021
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA(g)
	(In thousands)
Digital(b)	$69,046	$4,990	$3,788	$11,511	$(8)	$89,327
Print	(6,527)	—	1,827	7,339	—	2,639
Other(d)(f)	(60,277)	—	81	—	—	(60,196)
Total	2,242	$4,990	$5,696	$18,850	$(8)	$31,770
Interest expense	(5,783)
Other expense, net	(17,507)
Loss before income taxes	(21,048)
Income tax provision	(3,056)
Net loss	$(24,104)
NOTE 10—RESTRUCTURING CHARGES, TRANSACTION-RELATED EXPENSES AND CHANGE-IN-CONTROL PAYMENTS
Restructuring Charges
During 2023, the Company continued to incur costs related to a voluntary retirement program announced in the first quarter of 2022 and recorded adjustments to previously accrued amounts related to a reduction in force plan, for which the related expenses were accrued primarily in the fourth quarter of 2022.
During 2022, management committed to several actions to improve efficiencies and better align its cost structure following the acquisition of Meredith on December 1, 2021, which included: (i) the discontinuation of certain print publications and the shutdown of PeopleTV, for which the related expense was primarily reflected in the first quarter of 2022, (ii) the aforementioned voluntary retirement program, for which the related expense was primarily reflected in the first half of 2022, (iii) the consolidation of certain leased office space, for which the related expense was reflected in the third quarter of 2022 and (iv) the aforementioned reduction in force plan. These actions resulted in $80.2 million of restructuring charges incurred for the year ended December 31, 2022.
A summary of the costs incurred, payments and related accruals is presented below. As of December 31, 2023, there are no expected remaining costs associated with the 2022 restructuring events.

		Year Ended December 31, 2023
	Accrued December 31, 2022	Charges Incurred	Reversal of Initial Cost	Payments	Accrued December 31, 2023	Cumulative Charges Incurred
	(In thousands)
Digital	$10,950	$1,371	$(1,827)	$(10,021)	$473	$38,769
Print	12,055	1,625	(1,645)	(10,916)	1,119	33,412
Other(a)	4,389	678	(727)	(4,042)	298	7,532
Total	$27,394	$3,674	$(4,199)	$(24,979)	$1,890	$79,713
________________________
(a) Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Year Ended December 31, 2022
	Charges Incurred	Payments	Non-cash(b)	Accrued December 31, 2022
	(In thousands)
Digital	$39,225	$(6,966)	$(21,309)	$10,950
Print	33,432	(20,952)	(425)	12,055
Other(a)	7,581	(3,192)	—	4,389
Total	$80,238	$(31,110)	$(21,734)	$27,394
_____________________
(b) Includes $21.3 million of impairment charges, consisting of impairments of $14.3 million and $7.0 million of an ROU asset and related leasehold improvements and furniture and equipment included in "General and administrative expense" and "Depreciation" in the statement of operations, respectively, and $0.4 million related to the write-off of inventory. See "Note 2 - Summary of Significant Accounting Policies" for additional information on the impairment charges.

The costs are allocated as follows in the statement of operations:

	Years Ended December 31,
	2023	2022
	(In thousands)
Cost of revenue	$744	$24,527
Selling and marketing expense	(1,300)	17,174
General and administrative expense	(282)	28,096
Product development expense	313	3,435
Depreciation	—	7,006
Total	$(525)	$80,238
Transaction-Related Expenses
For the years ended December 31, 2022 and 2021, Dotdash Meredith incurred $7.1 million and $30.2 million, respectively, of transaction-related expenses related to the acquisition of Meredith, other than costs related to change-in-control payments.
Change-in-Control Payments
In December 2021, Dotdash Meredith recorded $60.1 million in change-in-control payments, which were triggered by the acquisition and the terms of certain former executives’ contracts. During 2022, Dotdash Meredith made the final $87.4 million in change-in-control payments, which included amounts accrued in December 2021, as well as amounts previously accrued that became payable following the change-in-control.
NOTE 11—STOCK-BASED COMPENSATION
Stock‑based compensation expense reflected in the statement of operations consists of expense related to stock appreciation rights ("SARs") denominated in Dotdash Meredith equity. Prior to the acquisition of Meredith, it also includes expense related to an allocation of expense from IAC related to awards issued to corporate employees of IAC that were granted under various IAC stock and annual incentive plans. Dotdash Meredith recorded stock-based compensation expense of $23.5 million, $21.8 million and $5.0 million for the years ended December 31, 2023, 2022 and 2021, respectively. Of these amounts $23.5 million, $21.8 million and $4.2 million, respectively, relate to Dotdash Meredith denominated equity awards.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Dotdash Meredith Equity Awards
The Company currently has one active plan (the "Plan"). The Plan was adopted in 2020 and provides that the exercise price of SARs granted will not be less than the fair value of the Company’s common stock on the grant date. The Plan and its predecessor plans (collectively, "the Plans") provide for the grant of SARs, including those that may be linked to the achievement of the Company’s stock price, known as market-based awards, and other stock-based awards related to shares of the Company’s common stock. The Plan authorizes the Company to grant awards to its employees. The plan does not specify grant dates or vesting schedules of awards as those determinations are made by the IAC Board of Directors or a committee thereof and are set forth in each applicable award agreement. Broad‑based SARs issued to date have generally vested in four equal annual installments over a four‑year period, three equal annual installments over a three-year period or cliff-vest after a four-year period.
Pursuant to the terms of the stock-based awards granted under the Plans, until the common shares of the Company (or its successor(s)) trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC's election for the exercise of stock-based awards settled in IAC common stock. During the years ended December 31, 2023 and 2022, the Company paid IAC approximately $2.3 million and $2.6 million, respectively, in cash to reimburse IAC for the IAC common shares issued to settle the Company's SARs. Prior to 2022, the Company reimbursed IAC in the form of Dotdash Meredith common shares for the shares issued by IAC and in cash for any withholding taxes paid by IAC on behalf of the Company’s employees. During the year ended December 31, 2021, the Company issued IAC approximately 750 shares of the Company’s common stock to reimburse IAC for the IAC common shares issued to settle the Company’s SARs.
The amount of stock-based compensation expense recognized in the statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2023, there was $48.1 million of unrecognized compensation cost, net of estimated forfeitures, related to all equity-based awards, which is expected to be recognized over a weighted average period of approximately 2.1 years.
The total income tax benefit recognized in the statement of operations for the years ended December 31, 2023, 2022 and 2021 related to all stock-based compensation expense is $6.3 million, $6.1 million and $5.0 million, respectively.
The aggregate income tax benefit recognized related to the exercise of SARs for the years ended December 31, 2023, 2022 and 2021, was $0.8 million, $0.9 million and $4.0 million, respectively.
Stock Appreciation Rights
SARs outstanding at December 31, 2023 and changes during the period ended December 31, 2023 are as follows:

	December 31, 2023
	SARs	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
	(Shares and intrinsic value in thousands)
SARs outstanding at January 1	17,775	$12.60
Granted	2,393	10.62
Exercised	(587)	3.78
Forfeited	(732)	12.73
Expired	—	—
SARs outstanding at December 31	18,849	$12.25	7.9	$8,530
SARs exercisable	3,829	$9.31	6.9	$7,613

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The aggregate intrinsic value in the table above represents the difference between $9.90, the value of a Dotdash Meredith SAR, representing 1/1000th of a share of Dotdash Meredith, based upon the December 2023 valuation of the Company, which was prepared by an independent third-party and approved by the Compensation and Human Resources Committee of the IAC Board of Directors and is the most time proximate valuation of Company shares, and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all holders exercised their awards on December 31, 2023. This amount changes based on changes in the fair value of the Company’s common stock.
The total intrinsic value of awards exercised during the years ended December 31, 2023, 2022 and 2021 is $4.1 million, $4.4 million and $20.9 million, respectively.
There was no cash received from the exercise of SARs, which by their terms are net settled with the award holder entitled to receive the intrinsic value of the award, less withholding taxes.
The weighted average grant date fair value for SARs granted during the years ended December 31, 2023, 2022 and 2021 was $4.08, $6.89 and $7.39, respectively.
The following table summarizes the information about SARs outstanding and exercisable at December 31, 2023:

	SARs Outstanding			SARs Exercisable
Range of Exercise Prices	Outstanding at December 31, 2023	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Exercisable at December 31, 2023	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price
	(Shares in thousands)
$0.01 to $3.50	227	3.4	$1.35	227	3.4	$1.35
$3.51 to $7.00	1,076	5.5	5.03	918	5.4	4.81
$7.01 to $10.50	1,354	7.0	8.91	977	6.9	8.87
$10.51 to $14.00	4,352	8.8	10.72	554	8.2	10.92
Greater than $14.01	11,840	8.0	14.06	1,153	8.0	14.06
	18,849	7.9	$12.25	3,829	6.9	$9.31
During 2021, the Company granted market-based SARs; at the time of grant, the unvested SARs held by the grantee were cancelled. The market-based SARs only vest if the price of the Company’s common stock exceeds the relevant price threshold and the service requirement is met. The service requirement provides that this award cliff vests in December 2025. For market-based SARs, the expense is measured using a lattice model and expensed as stock-based compensation over the service period.
The fair value of each SAR, with the exception of market-based awards, is estimated as of the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. The expected stock price volatility was estimated based on historical stock price volatility of peer companies that were used in the preparation of valuations used in valuing the Company’s common shares. The risk-free interest rates are based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date. Expected term is based upon the mid-point of the first and last exercise windows specified in the award agreements. No dividends have been assumed at the time of grant based on the expectation that the Company will not be paying dividends.
The following summarizes the assumptions used in determining the fair value of SARs granted:

	Years Ended December 31,
	2023	2022	2021
Risk-free interest rate	3.5%	2.1%	1.2%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life/term	4.1 years	3.2 years	4.4 years
Expected volatility	43.3%	70.7%	59.8%

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

During 2023 and 2021, the Company modified certain equity awards resulting in incremental fair value of $2.2 million and $57.9 million, respectively, which has and will be recognized as expense over the vesting period of the modified awards.
NOTE 12—PENSION AND POSTRETIREMENT BENEFIT PLANS
Pension and Postretirement Plans
In connection with the acquisition of Meredith, the Company assumed the obligations under Meredith’s various pension plans. The plans include U.S. noncontributory pension plans that cover substantially all employees who were employed by Meredith prior to January 1, 2018. There are two international pension plans in the U.K., including the IPC Plan. The international plans have no active participants. The two U.S. and two U.K. plans consist of a qualified (funded) plan and a nonqualified (unfunded) plan in each country. These plans provide participants with retirement benefits in accordance with benefit provision formulas. The nonqualified pension plans provide retirement benefits to certain highly compensated employees. The Company also assumed Meredith's defined healthcare and life insurance plans that provide benefits to eligible employees upon their retirement.
On July 28, 2022, following approval by the trustees of the IPC Plan, the IPC Plan entered into an annuity contract with a private limited life insurance company covering all IPC Plan participants who were not covered by an annuity contract entered into in May 2020. The annuity contracts are designed to provide payments equal to all future designated contractual benefit payments to covered participants until the annuity contracts are settled. The value of the annuity contracts and the liabilities with respect to participants are expected to match (i.e., the full benefits have been annuitized). The Company remains responsible for paying pension benefits to the IPC Plan participants. While the Company currently does not expect to be required to make additional contributions to the IPC Plan, this may change based upon future events or as additional information becomes available.
On September 13, 2022, the board of directors of Meredith voted unanimously to freeze and terminate the U.S. funded pension plan effective December 31, 2022. All participants in this plan on the termination date continue as participants in the plan with respect to their accrued benefits until their accrued benefits are distributed to them or their beneficiaries. In addition, the participant's covered compensation was frozen effective December 31, 2022. Participants no longer receive a benefit credit under the plan, but participants continue to receive interest credits pursuant to the terms of the plan. The Company does not expect to have to make any contributions to the plan in the future due to its termination and over funded status.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Obligations and Funded Status
Change in Net Assets/Liabilities
The following tables present changes in, and components of, the Company's net assets/liabilities for pension and other postretirement benefits:

	Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Post-Retirement	Pension		Post-Retirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Change in benefit obligation
Benefit obligation, beginning of year	$72,988	$467,829	$4,473	$166,800	$790,663	$10,808
Acquisition and related fair value adjustments(a)	—	—	—	23,345	—	—
Service cost	211	—	4	3,562	—	7
Interest cost	3,140	19,610	231	4,372	15,014	262
Net actuarial gain	(49)	(6,420)	(496)	(7,262)	(210,284)	(3,717)
Benefits paid (including lump sums)	(19,568)	(17,796)	36	(9,105)	(15,521)	150
Settlements	—	—	—	(96,100)	(34,374)	(3,037)
Curtailment gain	—	—	—	(3,060)	—	—
Plan transfer(b)	—	—	—	(9,564)	—	—
Foreign currency exchange rate impact	—	25,046	—	—	(77,669)	—
Benefit obligation, end of year	$56,722	$488,269	$4,248	$72,988	$467,829	$4,473
Change in plan assets
Fair value of plan assets, beginning of year	$78,199	$467,891	$—	$132,326	$1,015,274	$—
Acquisition and related fair value adjustments(a)	—	—	—	18,596	—	—
Actual return on plan assets	2,765	13,728	—	(12,657)	(397,417)	—
Employer contributions	612	163	—	44,221	122	—
Benefits paid (including lump sums)	(19,568)	(17,796)	—	(9,105)	(15,521)	—
Settlements	—	—	—	(95,182)	(34,374)	—
Foreign currency exchange rate impact	—	24,715	—	—	(100,193)	—
Fair value of plan assets, end of year	$62,008	$488,701	$—	$78,199	$467,891	$—
Over (under) funded status, end of year	$5,286	$432	$(4,248)	$5,211	$62	$(4,473)
_________________
(a) All pension and postretirement plans were acquired with the acquisition of Meredith on December 1, 2021. The purchase accounting for the acquisition of Meredith was completed in the fourth quarter of 2022.

(b) Obligations associated with certain former Meredith Corporation employees were transferred during 2022 to the third-party that purchased the entity on December 1, 2021.
Benefits paid directly from Dotdash Meredith assets are included both in employer contributions and benefits paid.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Domestic Plans
The Company froze and terminated the domestic funded plan as of December 31, 2022. The termination process requires certain customary regulatory approvals, which are forthcoming. The decision to freeze and terminate the plan shifted the investment strategy to preserve the over funded status of the plan until the eventual distribution to the plan participants. This strategy preserved the net over funded status of the domestic plans as of December 31, 2023.
The over funded status as of December 31, 2022 was the result of a series of changes to the domestic plans during 2022. The acquisition of Meredith in 2021 triggered settlement of the entire benefit obligation of one of the two unfunded plans during 2022. This plan was paid out in its entirety as was a substantial portion of the benefit obligations of the other unfunded plan. These payments are included in the $96.1 million of settlements in the table above. See "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information on the change-in-control payments. For the funded plan, higher interest rates and losses on equity securities led to a decrease in plan assets; and the higher interest rates reduced plan obligations. The gains realized on the plan's obligation did not offset the loss on assets, resulting in an overall loss for the year ended December 31, 2022. Additionally, during 2022, the funded plan realized a curtailment gain as a result of the benefit freeze of the plan discussed above, but this gain was nearly offset by a loss realized for the measurement of the plan on a termination basis. The net actuarial gain included in the change in benefit obligation for the domestic postretirement plans for the year ended December 31, 2022 is the result of demographic shifts in the covered participants.
International Plans
The international pension plans primarily consist of the IPC Plan. All IPC Plan participants are covered by the annuity contracts referenced above, which are held with a private limited life insurance company. As described above, the full benefits under the plan have been annuitized, which resulted in the limited change in the funded status of the international plans during the year ended December 31, 2023. The overall loss for the year ended December 31, 2022 was due to the impact of higher interest rates with the decline in the value of assets exceeding the benefit of the reduction in the plan obligation.
Balance Sheet Classification
The following amounts are recognized in the December 31, 2023 and 2022 balance sheet, respectively:

	Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Other current assets
Prepaid benefit cost	$—	$4,850	$—	$—	$—	$—
Other non-current assets
Prepaid benefit cost	10,225	—	—	9,561	4,358	—
Accrued expenses and other current liabilities
Accrued benefit liability	(1,430)	(4,418)	(433)	(698)	(127)	(475)
Other long-term liabilities
Accrued benefit liability	(3,509)	—	(3,815)	(3,652)	(4,169)	(3,998)
Net amount recognized	$5,286	$432	$(4,248)	$5,211	$62	$(4,473)
The accumulated benefit obligation for the domestic defined benefit pension plans was $56.1 million and $72.5 million at December 31, 2023 and 2022, respectively. The accumulated benefit obligation for the international defined benefit pension plans was $488.3 million and $467.8 million at December 31, 2023 and 2022, respectively.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Accumulated and Projected Benefit Obligations
The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	Year Ended December 31, 2023		Year Ended December 31, 2022
	Domestic	International	Domestic	International
	(In thousands)
Projected benefit obligation	$4,939	$4,419	$4,350	$4,296
Accumulated benefit obligation	$4,290	$4,419	$3,831	$4,296
Fair value of plan assets	$—	$—	$—	$—
Costs
The components of net periodic benefit cost (credit) recognized in the statement of operations were as follows:

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	Domestic	International	Domestic	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$211	$—	$4	$3,562	$—	$7	$368	$—	$1
Interest cost	3,140	19,610	231	4,372	15,014	262	224	981	22
Expected return on plan assets	(1,881)	(19,586)	—	(2,748)	(16,857)	—	(564)	(1,640)	—
Actuarial (gain) loss recognition	(932)	(225)	(496)	8,154	208,957	(3,717)	(2,480)	9,724	(132)
Settlement	—	—	—	(918)	—	(3,037)	—	—	—
Contractual termination benefits	—	—	—	—	—	—	11,785	—	—
Curtailment gain	—	—	—	(3,060)	—	—	—	—	—
Net periodic benefit cost (credit)	$538	$(201)	$(261)	$9,362	$207,114	$(6,485)	$9,333	$9,065	$(109)
For the international plans, the actuarial loss for the year ended December 31, 2022 is the result of the decrease in the net asset position due to higher interest rates described above. For the domestic pension and postretirement plans, the curtailment and settlement gains during the year ended December 31, 2022 were triggered by the freeze and termination events described above.
The contractual termination benefit charges for the domestic plans for the year ended December 31, 2021 were related to change-in-control agreements for six executives. The change-in-control payments were triggered by IAC's acquisition of Meredith. The employment agreements for the covered executives provided for immediate vesting in any unvested benefits, as well as an additional three years of continued service, age and pay credit in each of the pension plans in which they were participants. These payments are further discussed in "Note 10—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments."
The components of net periodic benefit cost (credit), other than the service cost component, are included in "Other income (expense), net" in the statement of operations.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Year Ended December 31, 2023			Year Ended December 31, 2022
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
Discount rate	5.19%	4.06%	5.11%	5.41%	4.13%	5.46%
Rate of compensation increase	2.90%	N/A	3.50%	2.99%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	2.39%	N/A	N/A
Net periodic benefit cost (credit) were determined using the following weighted average assumptions:

	Year Ended December 31, 2023			Year Ended December 31, 2022			Year Ended December 31, 2021
	Pension		Post- Retirement	Pension		Post- Retirement	Pension		Post- Retirement
	Domestic	International	Domestic	Domestic	International	Domestic	Domestic	International	Domestic
Discount rate	5.48%	4.13%	5.46%	3.28%	1.67%	2.61%	2.02%	1.40%	2.52%
Expected return on plan assets	4.48%	4.12%	N/A	2.80%	1.90%	N/A	6.00%	1.90%	N/A
Rate of compensation increase	2.99%	N/A	3.50%	2.95%	N/A	3.50%	2.90%	N/A	3.50%
Cash balance interest credit rate	2.39%	N/A	N/A	3.65%	N/A	N/A	2.04%	N/A	N/A
The assumed healthcare trend rates used to measure the expected cost of benefits were as follows:

	Postretirement
	2023	2022	2021
Initial level	6.00%	6.25%	6.50%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	4	5	6
Since the Company utilizes the mark-to-market approach to account for pension and postretirement benefits, the expected long-term rate of return on assets has no effect on the overall amount of net periodic benefit cost (credit) recorded for the year. For 2024, the expectation for the U.K. annuity contracts represents the implied yields for those contracts, while for the domestic plan it represents the expected yield on the short-term fixed income securities held.
The value (market-related value) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic benefit cost (credit). The market-related value of plan assets is fair value.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Plan Assets
The targeted and actual asset allocation for investments held by the Company’s pension plans are solely attributable to securities other than equity or fixed income securities. The investments held by the Company’s pension plans as of December 31, 2023 primarily include insurance annuity contracts and cash and cash equivalents. The investments held by the Company’s pension plans as of December 31, 2022 primarily include insurance annuity contracts, U.S. Treasury securities and cash and cash equivalents.
Due to the decision to freeze and terminate the U.S. funded pension plan in 2022, the plan fiduciaries shifted the investment strategy to seek to preserve capital to protect the strong funded status, manage liquidity to align with potential benefit commencements and optimize yield to take advantage of the rising interest rate environment. The plan initially adopted a fixed income ladder investment strategy through which most of the plan assets were invested in U.S. Treasury securities of various maturities and a money market fund that invests mostly in U.S. Treasury securities. During 2023, principally all of the plan assets were reinvested in the money market fund as the U.S. Treasury securities matured in an effort to increase liquidity. These cash and cash equivalents that represent the investment balance in the U.S. represent Level 1 fair value measurements. Refer to "Note 2—Summary of Significant Accounting Policies" for a discussion of the three levels in the hierarchy of fair values.
The investments of the IPC Plan as of December 31, 2023 and 2022 primarily include insurance annuity contracts and cash and cash equivalents. Refer to further discussion of the insurance annuity contracts above.
Fair value measurements for the international pension plan assets were as follows:

	December 31, 2023
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$8,199	$—	$—	$8,199
Fixed income	—	—	399	399
Insurance annuity contracts	—	—	480,103	480,103
Total assets at fair value	$8,199	$—	$480,502	$488,701

	December 31, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Cash and cash equivalents	$7,613	$—	$—	$7,613
Insurance annuity contracts	—	—	460,278	460,278
Total assets at fair value	$7,613	$—	$460,278	$467,891
The annuity contracts held by the IPC Plan are valued using significant unobservable inputs. Refer to "Note 2—Summary of Significant Accounting Policies" for a discussion of the three levels in the hierarchy of fair values.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	December 31,
	2023	2022
	(In thousands)
Balance at beginning of year	$460,278	$313,095
Purchases	—	440,606
Settlements	(17,378)	(13,206)
Change in fair value	12,915	(237,248)
Foreign currency translation	24,253	(42,969)
Other	434	—
Balance at end of year	$480,502	$460,278
There were no transfers in or out of Level 3 investments for the years ended December 31, 2023 and 2022.
Cash Flows
The Company does not have a minimum funding requirement for the qualified domestic pension plan in 2024 and does not expect to have to make any contributions to the plan in the future due to its termination.
While the Company currently does not expect to be required to make any additional contributions to the IPC Plan, the Company has deposited amounts into an escrow account for the benefit of the IPC Plan that total £5.6 million at December 31, 2023.
The following benefit payments, which will primarily be made from the funded plans, are expected to be paid:

	Pension Benefits		Postretirement Benefits
	Domestic	International	Domestic
Years Ending December 31,	(In thousands)
2024	$54,578	$15,981	$444
2025	688	16,785	415
2026	386	17,619	389
2027	401	18,548	372
2028	619	19,429	360
Thereafter	2,314	111,180	1,575
Net amount recognized, end of year	$58,986	$199,542	$3,555

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Defined Contribution Plans
In connection with the acquisition of Meredith, the Company assumed its U.S. defined contribution savings plan, the Meredith Savings and Investment Plan (the "Meredith Plan"), which allowed eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code. The Company made matching contributions to the Meredith Plan subject to the plan’s limits. Prior to January 1, 2023, only Dotdash employees located in the U.S. could participate in the IAC Inc. Retirement Savings Plan (the "IAC Plan"), that qualifies under Section 401(k) of the Internal Revenue Code. Effective January 1, 2023, the Company, as permitted by the relevant IAC Plan documents, merged the Meredith Plan into the IAC Plan.
Under the Meredith Plan, prior to January 1, 2023, the Company matched 100% of the first 4% and 50% of the next 1% of employee contributions for employees eligible for the Company’s pension benefits and 100% of the first 5% for employees ineligible for the Company’s pension benefits. Under the IAC Plan, participating employees may contribute up to 50% of their eligible compensation, but not more than statutory limits and, effective January 1, 2023, the Company matches 100% of the first 5% of employee contributions, except for Dotdash employees hired before January 1, 2023 for which the Company matches 10% of employee contributions, subject to IRS limits on the Company's matching contribution maximum, that a participant contributes to the IAC Plan. The IAC Plan limits Company matching contributions to $10,000 per participant on an annual basis.
Matching contributions to the IAC Plan for the years ended December 31, 2023, 2022 and 2021 were $17.3 million, $5.1 million and $4.5 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the IAC Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2023 is the result of the plan merger with additional employees covered by the IAC Plan. The increase in matching contributions in 2022 is due primarily to an increase in headcount. Matching contributions to the Meredith Plan for the years ended December 31, 2022 and 2021 were $10.4 million and $0.8 million, respectively.
The Company also has or participates in various benefit plans, principally defined contribution plans, for its international employees. The Company's contributions to these plans were $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2023, 2022 and 2021, respectively.
NOTE 13—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company’s share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
U.S. and foreign loss before income taxes are as follows:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
U.S.	$(274,896)	$(280,088)	$(12,668)
Foreign	(3,327)	(204,402)	(8,380)
Total	$(278,223)	$(484,490)	$(21,048)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The components of the income tax (benefit) provision are as follows:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Current income tax provision:
Federal	$18,156	$27,339	$(247)
State	3,063	5,691	692
Foreign	1,145	514	244
Current income tax provision	22,364	33,544	689

Deferred income tax (benefit) provision:
Federal	(79,105)	(92,241)	4,503
State	(13,933)	(15,215)	(2,135)
Foreign	(168)	(43,029)	—
Deferred income tax (benefit) provision	(93,206)	(150,485)	2,368
Income tax (benefit) provision	$(70,842)	$(116,941)	$3,057
The current income tax provision for the year ended December 31, 2022 includes a $30.5 million tax liability for consolidated federal and state tax return liabilities on an as if standalone, separate return basis for GAAP. Of this amount, $25.1 million increased taxes payable due to IAC and $5.4 million increased additional paid-in capital.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below. The valuation allowance relates to deferred tax assets for which it is more likely than not that the tax benefit will not be realized.

	December 31,
	2023	2022
	(In thousands)
Deferred tax assets:
Long-term lease liabilities	$92,883	$104,459
Capitalized research & development expenditures	33,530	35,425
Accrued expenses	33,336	42,629
Net operating loss carryforwards	31,706	33,660
Disallowed interest carryforwards	22,802	3,888
Customer deposit liability	8,109	22,605
Other	30,878	27,703
Total deferred tax assets	253,244	270,369
Less: valuation allowance	(28,632)	(29,722)
Net deferred tax assets	224,612	240,647

Deferred tax liabilities:
Intangible assets, net of accumulated amortization	(113,995)	(168,256)
ROU assets	(59,238)	(79,196)
Leasehold improvements, equipment, land, buildings and capitalized software, net	(24,917)	(42,624)
Other	(8,680)	(26,669)
Total deferred tax liabilities	(206,830)	(316,745)
Net deferred tax assets (liabilities)	$17,782	$(76,098)
At December 31, 2023, the Company had federal and state net operating losses ("NOLs") of $2.8 million and $107.7 million, respectively, available to offset future income. Of the federal NOLs, $1.4 million can be carried forward indefinitely and $1.4 million, if not utilized, will expire in 2031. Of the state NOLs, $11.5 million can be carried forward indefinitely and $96.2 million, if not utilized, will expire at various times between 2024 and 2043. State NOLs of $27.5 million can be used against future taxable income without restriction and the remaining federal and state NOLs will be subject to limitations under Section 382 of the Internal Revenue Code, separate return limitations, and applicable law. At December 31, 2023, the Company had foreign NOLs of $107.1 million available to offset future income. Of these foreign NOLs, $106.6 million can be carried forward indefinitely and $0.5 million, if not utilized, will expire at various times between 2027 and 2043. During 2023, the Company recognized tax benefits related to NOLs of $0.4 million.
At December 31, 2023, the Company had tax credit carryforwards of $2.3 million. Of this amount, $1.8 million relates to credits for research activities and $0.5 million relates to credits for foreign taxes. Of these credit carryforwards, $1.8 million can be carried forward indefinitely and $0.5 million, if not utilized, will expire between 2024 and 2026.
During 2023, the Company's valuation allowance decreased by $1.1 million primarily due to expiring foreign tax credits. At December 31, 2023, the Company had a valuation allowance of $28.6 million related to the portion of foreign NOLs, foreign tax credits and other items for which it is more likely than not that the tax benefit will not be recognized.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

A reconciliation of the income tax (benefit) provision to the amounts computed by applying the statutory federal income tax rate to loss before income taxes is shown as follows:

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Income tax benefit at the federal statutory rate of 21%	$(58,427)	$(101,743)	$(4,420)
State income taxes, net of effect of federal tax benefit	(7,290)	(9,801)	1,344
Research credits	(4,040)	(3,637)	(1,258)
Deferred tax adjustment for enacted changes in tax laws and rates	(2,985)	1,907	(2,036)
Change in judgment on beginning of the year valuation allowance	1,008	—	—
Stock-based compensation	(708)	(894)	(3,965)
Foreign income taxed at a different statutory tax rate	130	(6,706)	66
Non-deductible transaction costs	—	54	739
Non-deductible executive compensation	—	45	12,174
Other, net	1,470	3,834	413
Income tax (benefit) provision	$(70,842)	$(116,941)	$3,057
A reconciliation of the beginning and ending amount of unrecognized tax benefits, including penalties but excluding interest, is as follows:

	December 31,
	2023	2022	2021
	(In thousands)
Balance at January 1	$3,016	$2,309	$1,067
Additions for tax positions related to the current year	1,735	1,353	458
Settlements	(973)	(784)	(228)
Additions for tax positions of prior years	566	337	1,012
Reductions for tax positions of prior years	(119)	(199)	—
Balance at December 31	$4,225	$3,016	$2,309
The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. On June 27, 2023, the Joint Committee of Taxation completed its review of the federal income tax returns for the years ended December 31, 2013 through 2019, which includes the operations of the Company, and approved the audit settlement previously agreed to with the Internal Revenue Service. The statute of limitations for the years 2013 through 2019 expired on December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2023 and 2022, accruals for interest and penalties are not material.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

At December 31, 2023 and 2022, unrecognized tax benefits, including interest and penalties, were $4.8 million and $3.5 million, respectively. Unrecognized tax benefits, including interest and penalties, at December 31, 2023 increased by $1.3 million due primarily to research credits. If unrecognized tax benefits at December 31, 2023 are subsequently recognized, $4.6 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2022 was $3.3 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.1 million by December 31, 2024 due to expected settlements and statute expirations, all of which would reduce the income tax provision.
NOTE 14—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	December 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
	(In thousands)
Cash and cash equivalents	$261,580	$123,866	$233,393	$617
Restricted cash included in other current assets	7,119	—	1,227	—
Restricted cash included in other non-current assets	—	6,641	—	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$268,699	$130,507	$234,620	$617
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the U.K. for all periods presented.
At December 31, 2023, all of the Company's international cash can be repatriated without any significant tax consequences.
Credit Losses
The following table presents the changes in the allowance for credit losses for the years ended December 31, 2023 and 2022, respectively:

	2023	2022
	(In thousands)
Balance at January 1	$6,493	$1,679
Current period provision for credit losses	5,075	7,759
Write-offs charged against the allowance	(5,761)	(2,970)
Recoveries collected	124	25
Balance at December 31	$5,931	$6,493

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Other current assets

	December 31,
	2023	2022
	(In thousands)
Prepaid expenses	$38,862	$28,319
Inventories, net(a)	19,777	36,490
Assets held for sale(b)	—	29,591
Other	62,032	72,070
Other current assets	$120,671	$166,470
_________________
(a) Includes raw materials of $10.5 million and $25.1 million, work in process of $7.3 million and $9.3 million, and finished goods of $2.0 million and $2.0 million at December 31, 2023 and 2022, respectively.

(b) In December 2022, the Company announced that it would sell one of the buildings that was a part of its Des Moines, Iowa campus. The sale of the building closed during the first quarter of 2023, and a loss of $1.3 million was recognized on the sale.

Leasehold improvements, equipment, land, buildings and capitalized software, net

	December 31,
	2023	2022
	(In thousands)
Buildings and leasehold improvements	$97,105	$132,503
Furniture and other equipment	60,884	48,855
Capitalized software and computer equipment	21,901	37,374
Land	20,234	20,234
Projects in progress	1,931	9,417
Leasehold improvements, equipment, land, buildings and capitalized software	202,055	248,383
Accumulated depreciation and amortization	(60,387)	(38,565)
Leasehold improvements, equipment, land, buildings and capitalized software, net	$141,668	$209,818
Accrued expenses and other current liabilities

	December 31,
	2023	2022
	(In thousands)
Customer deposit liability	$118,522	$125,441
Accrued employee compensation and benefits	69,666	55,526
Other	172,216	245,217
Accrued expenses and other current liabilities	$360,404	$426,184

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Other income (expense), net

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Net periodic benefit credit (cost), other than the service cost component(c)	$139	$(206,422)	$(17,858)
Other	9,871	81	351
Other income (expense), net	$10,010	$(206,341)	$(17,507)
_________________
(c) Includes pre-tax actuarial gains (losses) of $1.7 million, $(213.4) million and $(7.1) million for the years ended December 31, 2023, 2022 and 2021, respectively, related to the pension plans in the U.S and U.K. See "Note 12—Pension and Postretirement Benefit Plans" for additional information.

Supplemental Disclosure of Cash Flow Information

	Years Ended December 31,
	2023	2022	2021
	(In thousands)
Cash (paid) received during the year for:
Interest, net(d)	$(136,797)	$(78,775)	$—
Income tax payments	$(34,380)	$(7,138)	$(9,194)
Income tax refunds	$301	$1,542	$1
_________________
(d) Includes receipts of $3.2 million related to the interest rate swaps for the year ended December 31, 2023. Refer to "Note 2—Summary of Significant Accounting Policies" and "Note 7—Long-Term Debt" for additional information.

NOTE 15—CONTINGENCIES
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes accruals for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including uncertain income tax positions and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See "Note 13—Income Taxes" for information related to uncertain income tax positions.
NOTE 16—RELATED PARTY TRANSACTIONS
Relationship with IAC Following the Meredith Acquisition

The Company recognized revenue of $8.8 million and $8.1 million for the years ended December 31, 2023 and 2022, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At December 31, 2023 and 2022, there were outstanding receivables of $2.7 million and $1.7 million, respectively, related to the revenue earned.
The Company had a payable outstanding to IAC of $15.8 million and $25.1 million pursuant to the tax sharing agreement, at December 31, 2023 and 2022, respectively, which is included in "Accrued expenses and other current liabilities" in the balance sheet. The balance outstanding at December 31, 2022 was subsequently paid to IAC in April 2023. Refer to "Note 13—Income Taxes" for further discussion of the December 31, 2022 balance.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

As permitted by the Credit Agreement, IAC made capital contributions to the Company, which were subsequently distributed back to IAC during the year ended December 31, 2023. The contribution from IAC outstanding at December 31, 2023 was distributed back to IAC in January 2024. Refer to "Note 7—Long-term Debt" for additional information.

The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC's election for the exercise of stock-based awards settled in IAC common stock. Refer to "Note 11—Stock-Based Compensation" for more information.

Relationship with IAC Prior to the Meredith Acquisition

The combined statement of operations prior to the acquisition of Meredith includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, in 2021 prior to the acquisition of Meredith were $5.3 million. These amounts were in addition to amounts charged to Dotdash by IAC in the ordinary course as described immediately below.
Dotdash was allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participated in IAC's health and welfare benefit plans and obtained certain services through contracts that are held in IAC's name; the total related charges in 2021 prior to the acquisition of Meredith were $11.2 million. This amount was netted against the note receivable—IAC Group, LLC balance described below.

It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

The following table summarizes the components of the net increase in parent's investment in Dotdash for the periods prior to the acquisition of Meredith on December 1, 2021:

Eleven Months Ended November 30, 2021
(In thousands)
Cash transfers from IAC related to cash funding of the acquisition of Meredith	$(1,300,000)
Cash transfers from certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	(2,466)
Taxes	8,015
Allocation of costs from IAC	(1,781)
Net increase in Parent's investment in Dotdash	$(1,296,232)
Note Receivable—IAC Group, LLC

Dotdash entered into a note receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers was IAC's funding of various Dotdash acquisitions and asset purchases. In November 2021, the outstanding balance of $103.2 million was repaid in its entirety.
The portion of interest income attributable to the note receivable—IAC Group, LLC in 2021 prior to the acquisition was $0.5 million and is included in "Other income (expense), net" in the statement of operations.
NOTE 17—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through February 29, 2024, on which date the financial statements were available for issue.